Exhibit 23.6

CONSENT OF ROSEN CONSULTING GROUP

We hereby consent to the use of our name in the Registration Statement on Form S-11 (together with any amendments or supplements thereto, the “Registration Statement”) to be filed by Alpine Income Property Trust, Inc. and the references to the Rosen Consulting Group market study prepared for Alpine Income Property Trust, Inc. wherever appearing in the Registration Statement, including, but not limited to, the references to our company under the sections entitled “Market Data,” “Prospectus Summary,” “Market Opportunity” and “Experts” in the Registration Statement.

Dated: October 21, 2019

ROSEN CONSULTING GROUP

By:	/s/ Randall Sakamoto
Name:	Randall Sakamoto
Title:	President